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                                                                EXHIBIT 10.7


CASINO DATA SYSTEMS                                    PROLIFIC PUBLISHING, INC.



                                LETTER OF INTENT

                            MULTIMEDIA GAMING SYSTEM

                               NOVEMBER 22, 1996


This agreement is entered into by and between CASINO DATA SYSTEMS, a Nevada Corporation. and PROLIFIC PUBLISHING, INC., a California Corporation, for the development of a Multimedia Gaming System and is effective as of the date set forth above.

1.    OBJECTIVE

      CDS and Prolific shall jointly create and exploit a Multimedia Gaming System for use in Casinos. This project involves providing three distinct products: (1) a multimedia gaming device for game deployment ("Hardware"), (2) the content which includes the program code and the related game concept, game play, art and sound ("Software"), and (3) certain content production software tools ("Development Tools"). The combined objective of CDS and Prolific is to develop a multimedia gaming system that is profitable for casinos to operate.

2.    DESCRIPTION OF THE MULTIMEDIA GAMING SYSTEM

      A.   HARDWARE.

      The multi-media slot machine is a primary gaming device. By this it is meant that the device is capable of accepting wagers, conducting a pseudo-random game, determining the game outcome, displaying the game outcome, and awarding an appropriate prize in money or credits.

      The game device must be reliable and secure. All transactions appurtenant to the game must be verifiable and auditable at the device. It should be able to perform a wide range of self-diagnostics and keep a maintenance log.

      These devices should be able to operate stand-alone or in group play either within a casino or as a part of a statewide linked system. The linked capability should enable the bank of devices to leverage their strength in communications, graphics and signage. This "linking" of stand-alone devices is referred to as the "Networking Capability."

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            i.    BLACK BOX

                  The multi-media slot machines are comprised of a game assembly, game peripherals (mostly money handling), and game electronics which are segregated into a game control processor (Black Box) and a multi-media processor with associated peripherals (White Box). This two processor design is meant to provide secure game operations on a verifiable platform while providing high-quality animation and sound.

                  The Black Box is responsible for accepting wagers, determining the outcome of a game, awarding jackpots, dispensing money, security, accounting, and communications. The Black Box is also responsible for monitoring the user input devices (slot machine handle, buttons on the control panel, and the other user inputs). The Black Box will be contained in a locked enclosure and, to the extent possible, optically isolated from the rest of the world.

            ii.   WHITE BOX

                  The White Box contains the multi-media processor board, graphics board, CD quality stereophonic sound card, and high-capacity storage media (magnetic hard disk or CD-ROM). The CPU may execute from either RAM or EPROM.

                  Preliminary specifications for the White Box include a minimum 60hz video refresh rate, 2D and/or 3D graphics in hardware, 600 MB minimum program and data storage, 64MB system memory, at least one implementation utilizing unalterable storage media exclusively, and at least a 17" high resolution monitor.

      B.    SOFTWARE.

            Game content should take advantage of the multi-media device's high-quality animation and sound capabilities. The game plots should include both traditional games with enhanced game features and new games born from the creativity and imagination of the parties. Most important, the parties must attempt to create games that are captivating and fun for the players and profitable for the casino operators. The games must be produced in a manner that will comply with all applicable regulatory rules, and/or enable or assist the Hardware in achieving compliance.

            The Project will require the development of 10 Software titles. A minimum of four such titles must consist of unique game play and game plots (e.g., Poker as

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            opposed to Blackjack) referred to in this document as "Foundational
            Games." The remaining titles may be variations in theme or content of the Foundational Games.

            The games will be developed in three stages. The first stage will include the development of three separate Foundational Games, based upon well accepted gaming concepts and established games, enhanced by the animation, sound and high quality art available through multimedia ("First Iteration"). The second stage will include the remainder of the titles, which will explore more diverse material, new concepts and the application of multimedia to gaming ("Second Iteration"). The third stage will include the addition of Networking Capability to appropriate titles.

3.    PROLIFIC'S OBLIGATIONS

      Prolific shall design the White Box from off-the-shelf components of various manufacturers. Prolific shall create a working prototype of the White Box.

      Prolific shall create an API for the White Box.

      Prolific shall design, create and develop 10 Software titles, as described in this document, and deliver them in final, market ready condition, compatible with the White Box, to CDS.

4.    CDS' OBLIGATIONS

      CDS development responsibilities include providing the cabinetry, slot peripherals and the Black Box. Additionally, CDS will provide manufacturing of Hardware (both White Box and Black Box) and Software, marketing, sales, service, support and advice to assist Prolific in applying for and compliance with license process, gaming licenses for CDS and Prolific, regulatory submittals and approvals, and capital.

5.    DEVELOPMENT SCHEDULE

      A.    PRELIMINARY DEVELOPMENT

            CDS shall deliver to Prolific, no later than November 30, 1996, complete concepts for the three titles included in the First Iteration. CDS shall deliver a working and complete Black Box to Prolific immediately, and shall deliver a total of at least 20 Black Boxes in due course. The parties shall agree to final specifications for the White Box no later than December 1, 1996.
            By December 15, 1996, CDS will deliver to Prolific a mutually acceptable design guide for the first three titles to be developed, which guide will be a written description of the game play expected, and an overview of the art of the games.

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            Prolific shall deliver a prototype of the White Box to CDS no later than December 30, 1996, which prototype will also include specifications, cs, and a complete bill of materials. All
            White Box components must be second sourced. "Second Sourced" in the context of this agreement means that as of December 30, 1996, the item or part was available from at least two suppliers (as opposed to manufacturers), but that there exists at least one substitute part for the specified part, which is readily available and can be used in the white box with no material loss of functionality. The prototype need not have any regulatory approvals by December 30, 1996.

            By February 1, 1997, Prolific will deliver to CDS for review and approval, an alpha version of each of the first three titles.

      B.    FIRST STAGE

            Prolific shall deliver "demo" versions of the First Iteration Software titles to CDS by no later than March 15, 1997. A "Demo" version of a Software title consists of a functioning and operational program sufficient to prove technical and artistic concepts, display the program's "look and feel" and provide a rendition of the program that showcases a pleasing "preview" of the game. A "demo" need not contain all functionality or artwork, and may be crippled in some way to provide security.

            In the event that Prolific fails to deliver, by March 15, 1997, preliminary versions of the first three titles which have at least the attributes and state of completeness as the partial demo titles displayed by Silicon Gaming at a show in Las Vegas in October, 1996, then CDS may elect to terminate this agreement in its entirety. As to any other milestones or deadlines Prolific shall be allowed at least a 30 day cure.

      C.    SECOND STAGE

            Prolific shall deliver final versions of all the titles of First Iteration Software and Second Iteration Software (without Networking Capability) to CDS by no later than September 15, 1997. It is anticipated that some titles will be completed prior to September 15, 1997, and those will be promptly delivered to CDS.

      D.    THIRD STAGE

            Prolific shall deliver final versions of all the titles of the First Iteration Software and the Second Iteration Software, complete with Networking Capabilities, to CDS by no later than March 15, 1998.

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      E.    TERMS

            As used in this agreement, the following definitions shall apply:

            i.    ALPHA.

            A milestone which occurs when proof of concept of all major functions has been achieved, so that the key technology, including inter-operability of functions, can be demonstrated in real time. The "alpha" milestone also requires that the "look" and "feel" of the game be demonstrated, albeit in a crude and incomplete way. This milestone does not require that all or even most of the features of the end program be installed, nor does it require that art work, sound effects, music, opening sequences or any other content related items be complete. Nor does this milestone require that any function or feature be bug free. In terms of a video game, key features that must be present and operating include all display functions, sound functions, motion functions, collision detection, basic interface operability and network or modem capabilities.

            ii.   BETA.

            A milestone that occurs when the majority of functions and features are present and operating, but prior to the commencement of any significant debugging. It does not require that all content related matter be complete, or that any material to be supplied by Publisher be included, but does require that a significant amount of the artwork, including all artwork related to functionality, be complete.

            iii.  "BUG" OR "MATERIAL DEFECT."

            (A) any error in coding or logic that causes the Software to malfunction, or to produce incorrect results, which malfunction or incorrect results are recurring and which malfunction or incorrect results causes either (i) the Software to cease to function, (ii) the output to become severely distorted or to develop annoying effects that interfere with gameplay, (iii) the Software to respond incorrectly to controls in a manner that interferes with gameplay,
            (iv) the Software to depart from the intended sequence of gameplay in a manner that interrupts or curtails gameplay, (v) objects in the game to fail to perform other than as intended in a manner that substantially and adversely affects gameplay, (vi) output that is inappropriate for the given input and which substantially and adversely affects gameplay, (vii) any material failure to properly interface with any related operating system software or related hardware designs, or (viii) any material inability to perform repeatedly and without interruption; (B) any misspelled or incorrect text; (C) any hidden objects or displays that are offensive to a significant portion of the public, are insulting or demeaning to any racial, ethnic or religious group, particular sex or persons of a particular sexual persuasion in a manner that is direct

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            and gratuitous and is something other than a possible and
            somewhat vague interpretation; or (D) any hidden object or displays that have a substantial possibility of adversely affecting the name, reputation or goodwill of the CDS; (E) any process or function that materially violates any binding rule promulgated by the licensor of a console-based operating system which rule Prolific has been notified of within one (1) month of execution of this Agreement, or, if not so notified, which rule would not require more than two full programming days to correct. "Bugs" or "Material Defects" must be reproducible, the exact conditions under which they occur must be described, and the equipment on which they occur must be available for inspection by Prolific during normal business hours.

6.    ARTISTIC CONTROL

      Prolific will use its creativity and vision in developing the Software. However, the parties acknowledge that Prolific has no experience in the gaming industry (as opposed to the consumer software games industry), and so CDS will play an integral role in developing concepts, and CDS will advise Prolific concerning the needs and requirements of the gaming industry throughout the development process. CDS shall have final approval of all game concepts to be exercised reasonably, fairly, and through the application of good business judgment, based upon an assessment of the needs of the casino gaming industry, but in light of existing and available technology.

7.    PAYMENT

            DEVELOPMENT FEE

            CDS will pay to Prolific a "Development Fee" of Five Million, Six Hundred Twenty-five Thousand Dollars ($5,625,000) for development of the Software and White Box. An initial fee of Three Hundred Forty-Five Thousand Dollars ($345,000) will be paid within forty-eight hours of the execution of this agreement. The remainder of the Development Fee shall be paid in monthly increments, commencing on December 1, 1996, in the amounts in accordance with the schedule set forth as Exhibit "A". Although the Development Fee shall be paid in monthly increments, the increments do not reflect the work produced, and the Development Fee shall not be divisible. Should Prolific complete its obligations prior to the established schedule it shall be entitled to collect the entire Development Fee upon completion.

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      B.    ROYALTIES

            i.    TITLES WITHOUT ROYALTY

            The first three game titles delivered pursuant to this Agreement shall be royalty free and CDS may use, publish and distribute such titles without further financial obligation to Prolific.

            ii.   FIXED ROYALTIES

            Initially, CDS shall pay to Prolific a royalty of Two Hundred Thirty Dollars ($230.00) for each copy of a title published an/or distributed singly by CDS for use in a gaming device, or a fee of Sixty Dollars ($60.00) for each copy of a title published and/or distributed by CDS, together with other titles for use in a gaming device. The total royalty for a gaming device with multiple titles shall not exceed Three Hundred Dollars ($300.00).

            iii.  PERCENTAGE ROYALTY - SALES OF GAMES

            In a jurisdiction in which Prolific is granted the appropriate license or approval, or if no license or approval is otherwise required, Prolific will then receive in lieu of the Fixed Royalty, a royalty of Twenty Percent (20%) of Gross Profit [Gross Profit is defined as (Sales Price of Gaming Device x .89) minus Cost of Assembled Goods] for each copy of a title published by CDS for use in a gaming device, or Five Percent (5%) of Gross Profit for each copy of a title published by CDS together with other titles for use in a gaming device, but the total royalty paid for a gaming device with multiple titles shall not exceed Twenty Percent (20%) of Gross Profit. "Cost of Assembled Goods" for the purpose of this paragraph shall include only the cost of labor and materials. The meaning of "Titles" shall include derivative works of such Titles.

            iv.   PERCENTAGE ROYALTY - LINKED GAMES

            In a jurisdiction in which Prolific is granted the appropriate license or approval Prolific will then receive a royalty of Twenty Percent (20%) of Gross Profit [Gross Profit is defined as (Total Revenue of Linked System of Gaming Device x .89 minus (Cost of Assembled Goods Plus Linked System Operation Cost)].

            v.    ROYALTY TO CDS

            Should Prolific make any sale, lease or other use of the Software as permitted by this Agreement, then CDS shall receive royalties in an amount equal to 20 percent of the gross revenue received by Prolific for any and all exploitation of the

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            Software produced pursuant to this agreement, or any derivative works based thereon.

            vii.  PAYMENT OF ROYALTIES

            Each party shall deliver to the other party quarterly royalty statements not more than sixty days after the end of any calendar quarter in which such royalties are earned. The quarterly royalty statements shall report transactions and activity in detail. The total royalty earned by any party in the relevant reporting period, the amount of the Development Fee remaining to be recouped, if any, by Prolific, and the total amount then owing to the receiving party, if any, shall also be stated in such report.

            Payment in full of amounts owing to any party are due and owing and shall be paid at the same time as any such quarterly reports are due.

      C.    TIMELY PAYMENTS

            All payments shall be made in U.S. currency and delivered to the party at the address set forth below by an established overnight delivery service or better. Time is of the essence with regard to any and all payments due and owing. Any payments made later than fifteen days after they are due shall bear interest at the rate of 10% per annum or the highest rate of interest allowable by law, whichever is less.

8.    OWNERSHIP AND USE

      A.    PRIOR TO PAYMENT OF DEVELOPMENT FEE

            Prior to full payment of the Development Fee, all Software, including but not limited to the games, the API and the multimedia game engine, and the Development Tools, shall be owned by Prolific. All other materials, including but not limited to all Hardware, shall be owned by CDS.

      B.    UPON PAYMENT OF DEVELOPMENT FEE

            Upon full payment of the Development Fee, title to the game concepts, game content and various elements of the code shall be owned as follows:

            i. full title to all game concepts, game content, and the API shall pass to CDS. Full title to any Development Tools created exclusively for use in the Casino Gaming Industry and any Multimedia Game Engine created exclusively for use in the Casino Gaming Industry shall pass to CDS;

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            ii.   Prolific shall retain title to any elements of code, such as routines, objects, Multimedia Game Engines, Development Tools, or other portions or elements of code, that are used by Prolific for the development of software generally, but CDS shall be granted an irrevocable, non-exclusive, non-transferable license to use any elements of code contained in the Software, which elements are to be used jointly, but which Software and or elements can only be used by CDS in the Casino Gaming Industry;

            iii. Prolific will be granted an irrevocable, non-exclusive, license, exclusive of all other third party manufacturers, developers and/or publishers, to exploit the Software or other property transferred to CDS, including but not limited to game concepts, content, elements of code, the API, Development Tools and any Multimedia Game Engine as follows:

                  (1) in any application not within the casino gaming industry, all rights of exploitation, including but not limited to the right to manufacture, sell, market, copy, and distribute the Software, and the right to alter, change or otherwise make derivative works based on the Software;

                  (2) in any application within the Casino Gaming Industry, all rights necessary to create additional products, including any derivative works. The use of such additional products shall be limited to publication by CDS, which limitation shall apply as long as CDS is willing to and does in fact publish such works pursuant to the terms of this Agreement.

            iv. All other materials, including but not limited to all Hardware, shall be owned by CDS,

            v. It is the intent of the parties that CDS shall have all rights needed for it to support the Software, and develop, produce and distribute additional game titles in the Casino Gaming Industry, but not allow any other party to develop software using the Software produced by Prolific (unless Prolific has ceased to develop software). It is the intent of the parties that as a result of transfer of ownership of the Software to CDS, Prolific will not be harmed in developing additional software for CDS in the Casino Gaming Industry or any software outside the Casino Gaming Industry. Therefore, the parties agree that as to any software or element or part thereof included in the Software developed pursuant to this Agreement or used to create the Software developed pursuant to this Agreement, any party not having ownership of such software shall have, at a minimum, an irrevocable, non-exclusive, non-transferable license to exploit such software or element thereof.

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      C.    USE OF SOFTWARE

            CDS may use the Software to develop any gaming title that Prolific, after first review, is unable or unwilling to develop to the specifications of CDS and therefore Prolific shall have a right of first look to develop any gaming title contemplated by CDS using the Software. For so long as Prolific is not in breach of this Agreement, but in no event for a period in excess of five (5) years after payment of the Development Fee, CDS will offer to Prolific a right of first refusal to publish and distribute any non-gaming CDS title or concept which utilizes the Software with an appropriate royalty to CDS. If Prolific neither publishes nor distributes an offered non-gaming title, CDS may utilize other parties for publication and distribution, without royalty, payment or consideration to CDS.

            Prolific shall have the right to develop gaming titles utilizing the Software, but such titles may only be published and distributed with the sole consent of CDS, which consent may be withheld for any reason. There are no restrictions on Prolific's use of the Software for non-gaming titles.

9.    REPRESENTATIONS BY PROLIFIC

      Prolific makes representations and warranties customary in software development agreements, including but not limited to the following: (i) Prolific is financially sound and technically capable of performing its obligations; (ii) the Software will not infringe upon any copyright, trademark, patent right, trade secret or other proprietary right of any third party; (iii) the performance of Prolific's obligations will not breach any other contract by which Prolific is bound; and (iv) Prolific has the right to fulfill its obligations hereunder. Prolific further warrants and represents that the quality of the titles delivered, whether in alpha, beta, demo or final, shall meet or exceed the state of the art in comparable video gaming devices then available in the marketplace (except where specified otherwise), and Prolific agrees that at the time of the execution of this agreement that the state of the art in the industry is represented in the products developed and provided by Silicon Gaming (except where specified otherwise).

10.   DESIGNATION OF PARTICIPANTS

      Prolific shall designate the employees working on the project, and deliver a written statement to CDS containing such designation not later than January 15, 1997.

11.   REPRESENTATIONS BY CDS

      CDS will make a diligent, good faith effort to market the Hardware and Software. CDS makes no representations or warranty, however, that any product will be successfully marketed or that any minimum level of sales or licensing will be achieved.

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12.   CONTINUED RELATIONSHIP

      A. The parties agree that it is reasonable, prudent and a business necessity that this Agreement shall have certain continuing obligations which will require an ongoing relationship between the parties, and pursuant to a right of first review or refusal, the opportunity for additional titles for development, publication, manufacture and distribution.

      B. For a period of five (5) years commencing in 1998, CDS agrees it will provide to Prolific at least seven (7) new game/title concepts per calendar year for review, and will advance to Prolific fees (in an amount equal to the projected costs of the project plus fifty percent) for the development of at least three (3) titles per year (selected by Prolific from the seven concepts advanced by CDS).

      C. CDS may develop internally or acquire from a third party, a game concept or developed title, but will offer to Prolific the right to develop or publish the title, pursuant to this Agreement. All reasonable costs or expenses, including royalties, paid or expended for a third party product shall be included as part of the cost of assembled goods sold.

      D. For a period of five (5) years commencing in 1998, Prolific agrees it will offer to CDS at least two (2) developed titles in each calendar year beginning 1998, for which Prolific shall bear the development costs. These titles would be in addition to those set forth in Paragraph 12(B). Prolific will have the option of developing at least one (1) additional Casino Gaming title at the expense of Prolific, which CDS agrees to manufacture, publish, market, distribute and sell.

      E. The royalty paid to Prolific for any additional Software produced for CDS, which work is commenced prior to January 1, 2003, (other than the seven (7) games of the Second Iteration called out in this Agreement) shall be that set forth in this Agreement for all Software after the first three games of the First Iteration.

      F. CDS will not be restricted in its ability to develop internally or through third parties, alternate game platforms or white boxes, which will not utilize the White Box or the Software. Should CDS develop an alternate game platform or white box internally, CDS will grant Prolific the necessary rights to develop Software for such platform, for a period of five years commencing in 1997, on the terms set forth in this Agreement. Should CDS acquire an alternate game platform or white box from a third party, CDS will use it best efforts to allow Prolific the opportunity to develop titles for use with any alternate game platforms or white boxes, for a period of five years commencing in 1997.

      G. CDS agrees that it will not discriminate in any manner between software produced in-house and software produced by Prolific, and CDS further agrees that it will use the same efforts to market Prolific software as it uses to market software it produces in-house.

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      H.   The parties agree that neither party shall solicit or hire without consent of the other party, any employee of the other.

13.   CONFIDENTIALITY

      This agreement and the project it concerns are confidential. Each party shall use its best reasonable efforts to keep this agreement, the project and all confidential and proprietary information of the other party confidential. The existence of the Project, but not any trade secrets concerning the project, may be disclosed after the first public disclosure of the project by CDS. The existence of the agreement and the financial details, but not any trade secrets concerning the project, may be disclosed by either party to its attorneys, accountants, lenders, bankers, shareholders or investors, but only when a significant business reason or regulatory compliance requirement for disclosure exists and the parties use reasonable efforts to keep such third parties from disclosing such information.

14.   LOCATION

      The parties agree that all work on the Multimedia Gaming System shall be performed at a location to be established by Prolific Publishing, Inc. in the San Francisco Bay Area/Silicon Valley Area, and/or Prolific Publishing, Inc.'s already established "Silliwood" location.

15.   GOOD FAITH

      Prolific warrants and represents to CDS that all acts, duties and obligations required of it under this agreement shall be performed in good faith. CDS warrants and represents to Prolific that all acts, duties and obligations required of it under this Agreement shall be performed in good faith.

16.   LOGOS AND CREDITS

      Unless otherwise restricted or prohibited by regulatory authorities, the logos of CDS and Prolific will appear on the product CDS' and Prolific Publishing, Inc.'s. logo will also appear in the splash screens of the Product.

17.   ENTIRE AGREEMENT

      The Letter of Intent sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, and understandings between the parties, both oral and written.

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18.   GOVERNING LAW

      This Agreement will be governed by and construed under the laws of the State of California, excluding that body of law related to choice of laws, and of the United States of America.

19.   NOTICES

      All notices to either party shall be sent by facsimile transmission or overnight mail to the other party at the address set forth below, or such other address as either party shall designate in writing:


      CASINO DATA SYSTEMS                     PROLIFIC PUBLISHING, INC.
      3300 Birtcher Drive                     706 West Broadway, Suite 300
      Las Vegas, Nevada  89116                Glendale, California  91204

      Attn:  Russell C. Mix                   Attn:  Charles D. Lombino


20.   SEVERABILITY

      Should any provision of this Agreement be determined by a competent tribunal or regulatory body to be invalid, void, illegal or otherwise unenforceable then the offending provision will be enforced or modified to the extent possible and consistent with the intent of the parties, or, it incapable of such enforcement, will be deemed to be deleted from this Agreement. while the remainder of this Agreement will continue in full force and remain in effect according to its stated terms and conditions.

21.   BINDING AGREEMENT

      This agreement shall be binding on the parties, their successors, assigns, subsidiaries and sister companies. The parties contemplate preparing a more thorough and detailed agreement, and should such further agreement be prepared and fully executed, it will supersede this agreement.

22.   FORCE MAJEURE

      Neither party will be deemed in default of this Agreement to the extent that performance of their respective obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, shortages of materials or supplies, or any other cause beyond the reasonable control of such party; provided, that such party gives the other party written notice thereof within ten (10) working days of discovery thereof. In the event of such a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure.

23.   TERM OBLIGATIONS; THIRD PARTY INTERFERENCE; DELAYS.

      Neither party will be deemed in default of this agreement to the extent that performance of their respective obligations or attempts to cure any breach are delayed or prevented by reason of any problem with third party software or hardware not caused by the party, or by reason of any change to the specifications or addition to the specifications which change or addition is requested by the other party. In the event of any change or addition, should the change or addition or plan therefore require more than one days work than the party performing the work shall be entitled to additional compensation, as agreed by the parties. In the event of any delay caused by factors described in this subsection, time for performance will be extended commensurately with the delay.

24.   COUNTERPARTS.

      This agreement may be executed in counterparts. A facsimile transmission shall be binding as if it were the original.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective the date first mentioned above.

                                                  CASINO DATA SYSTEMS



     Dated:  11/22/96, 1996                    By:  /s/ Russell C. Mix
           ----------------                       ------------------------


                                                  PROLIFIC PUBLISHING, INC.


     Dated:  11/22/96, 1996                    By:  /s/ Charles D. Lombino
           ----------------                       ------------------------

                                Page 14 of 14